Exhibit 99.1

NEWS RELEASE

For Immediate Release

SENSE HOLDINGS TO ACQUIRE BIG TREE GROUP SUBSIDIARY

FROM CHINA DIRECT, INC.

FORT LAUDERDALE, Fla., August 23, 2007 – (PR Newswire) - SENSE Holdings, Inc. (SENSE) (OTCBB: SEHO), a diversified holding company operating in both the United States and China, announced that the company has entered into an agreement to acquire Big Tree Toys, Inc. (“Big Tree”) from China Direct, Inc. for a combination of cash and stock totaling up to approximately $1.8 million.

Big Tree Toys, Inc. holds a 100% equity interest in Jieyang Big Tree Toy Enterprise Co., Ltd., a Chinese company, located in Shantou City of the People’s Republic of China, which specializes in sourcing, quality control and logistics in the toy and entertainment related industry in China. Over 8,000 toy and entertainment related companies are headquartered in Shantou making it an ideal location for Big Tree’s operations. Big Tree serves as a one stop shop for buyers, where they display a wide assortment of over 170,000 samples from numerous manufacturers at their 18,000 square foot showroom. More importantly, Big Tree’s management team possesses the knowledge and relationships in sourcing, manufacturing, quality control monitoring and logistics to ensure customer satisfaction and safety.

Under the terms of the agreement, SENSE will acquire Big Tree for a combination of cash and stock totaling up to $1.8 million. Payments will be made to China Direct, Inc. over the course of a two year period and are subject to potential downward revision should Big Tree not meet specified revenue and earnings targets. The acquisition is anticipated to close on or before September 30, 2007. Prior to joining SENSE, management garnered experience in retailing and forged retail relationships in the U.S. and Latin America. Management is confident this prior experience will add significant value to the operations of Big Tree and believes that this acquisition will have a positive impact on operations starting in the 4th quarter of 2007. Additionally, management sees the Big Tree operations adding $15 to $20 million in revenue in 2008.

Commenting on the agreement, Mr. Dore Perler, CEO of SENSE Holdings, Inc. stated “as our Company has been working closely with China Direct, we became aware of their desire to divest these operations in an effort to focus on their larger, more core areas of operations and we immediately began discussions to make this acquisition. We continued those discussions and met with Big Tree’s management at the recent toy convention in Las Vegas and were impressed with Big Tree’s capabilities in sourcing and delivering quality products. We believe that SENSE management’s prior retailing experience and relationships make Big Tree a great fit for us and we feel we can add value quickly. We believe Big Tree has no current sales exposure to the recent troubles in the toy industry in China and we believe their management team is of the highest caliber and we are eager to help them to build on the relationships they have in the U.S. and abroad.”

Safe Harbor Statement

Statements contained herein, other than historical data, may constitute forward-looking statements. When used in this document, the words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company’s future operating results and financial position. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from those included within the forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to generate meaningful revenues and achieve profitable operations; its ability to obtain necessary capital; whether biometric fingerprint technology is accepted in the marketplace; whether the Company is able to develop and successfully market products incorporating MEMS technology; whether it can compete in a challenging marketplace; and whether the Company can successfully integrate its technology with other technologies to create commercially viable products. Additional risks and uncertainties are set forth in the Company’s SEC filings including its Annual Report on Form 10-KSB and registration statements filed under the Securities Act of 1933, as amended.

About SENSE Holdings, Inc.

SENSE Holdings, Inc. is a diversified holding company with operations in the U.S. and China. In the United States, the company operates SENSE Technologies and MSTI. SENSE Technologies, Inc. is a developer of next-generation biometric identification systems, and nanotechnology-based micro-sensor technologies for government, military and commercial security marketplaces. Major customers include the U.S. Army, the U.S. Department of Corrections, American Airlines and others. A second wholly owned subsidiary, MSTI, is an emerging nanotechnology-based explosives detection technology development division developing a pipeline of advanced bomb detection technologies, including a prototype handheld explosive detection wand device for homeland security applications in airports and other security checkpoints which is currently undergoing further research and development at the U.S. Oak Ridge National Laboratory. In China, the Company operates through its majority owned subsidiary Shanghai Aohong Industry Co., Ltd (“Aohong”). Aohong specializes in the processing, distribution, and import/export of a variety of refrigerant and coolant products used in automobiles, air conditioning systems, refrigeration units, and fire extinguishing agents. Aohong is a recognized supplier to many well known multi-national companies. Fore more information about Sense Holdings, Inc. Please visit http://www.senseme.com

Contact:

SENSE Holdings, Inc.,

Dore Perler

Telephone: 954-726-1422

E-Mail: dore@senseme.com;